Exhibit (a)(1)(D)

Offer to Purchase for Cash

All Ordinary Shares of Holders in the United States and

All American Depositary Shares, Each Representing Two Ordinary Shares, to Holders Wherever Located

of

Lufax Holding Ltd

for

US$1.127 per Ordinary Share, or

US$2.254 per ADS,

by

An Ke Technology Company Limited and

China Ping An Insurance Overseas (Holdings) Limited,

each a wholly-owned subsidiary of Ping An Insurance (Group) Company of China, Ltd.

An Ke Technology Company Limited (Incorporated in Hong Kong with limited liability) China Ping An Insurance Overseas (Holdings) Limited (Incorporated in Hong Kong with limited liability)	Lufax Holding Ltd 陆 金 所 控 股 有 限 公 司 (Incorporated in the Cayman Islands with limited liability) (Stock Code: 6623) (NYSE Stock Ticker: LU)

THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE BY ADS HOLDERS DURING THE OFFER PERIOD. THE OFFER PERIOD WILL EXPIRE AT 4:00 P.M. (HONG KONG TIME), OR 4:00 A.M. (NEW YORK CITY TIME), ON OCTOBER 28, 2024 (UNLESS EXTENDED TO A LATER EXPIRATION DATE). ADS HOLDERS WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCE OF THE OFFER FROM THE DATE OF THIS LETTER UNTIL THE SPECIFIED TIME ON THE LAST DAY OF THE OFFER PERIOD. PLEASE NOTE THAT THE TENDER AGENT’S HOURS OF BUSINESS ARE FROM 9:00AM TO 5:00PM NEW YORK CITY TIME.

September 27, 2024

To Our Clients:

Enclosed for your consideration is the Offer Document dated September 27, 2024, of An Ke Technology Company Limited and China Ping An Insurance Overseas (Holdings) Limited, two companies with limited liability incorporated in Hong Kong (the “Joint Offerors”) and the Letter of Transmittal relating to the Offer by the Joint Offerors to purchase, upon the terms and subject to the conditions set forth in the Offer Document and the accompanying Blue Form of Acceptance (as defined in the Offer Document), all of the issued and to be issued ordinary shares, par value US$0.00001 each (“Lufax Shares”), of Lufax Holding Ltd, a company with limited liability incorporated in the Cayman Islands (“Lufax”), held by residents of the United States (“US Shareholders”), and all of the issued American Depositary Shares (“ADSs”), each representing two Lufax Share and evidenced by American Depositary Receipts (“ADRs”), held by all ADS Holders, wherever located. The offer price for the ADSs is US$2.254 per ADS (twice the Share Offer Price of US$1.127 per Lufax Share since each ADS represents 2 Lufax Shares). Accordingly, ADS Holders who accept the Offer are expected to receive US$2.254 per duly accepted ADS, less any fees and expenses in connection with currency conversions and withholding taxes. The Offer will remain open for acceptance by US Shareholders during the Offer Period, which expires at 4:00 am EST on October 28, 2024 (the “Expiration Date”), unless extended to a later date at the conclusion of the Offer Period. US Shareholders and ADS Holders have the right to withdraw their acceptance of the Offer from the date of this letter until the Expiration Date. Certain terms used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Offer Document.

We are the holder of record of ADSs evidenced by ADRs held by us for your account. An acceptance of the Offer in respect of such ADSs can be made only by us as the holder of record and pursuant to your instructions. Accordingly, we request instructions as to whether you wish to have us accept the Offer on your behalf in respect of any or all ADSs held by us for your account pursuant to the terms and subject to the conditions set forth in the Offer Document.

Your attention is directed to the following:

1 The Offer is being made for all of the issued and to be issued Lufax Shares held by US Shareholders and all of the issued ADSs.

2 The Offer is on the terms and subject to the conditions set forth in Appendix I to the Offer Document and the accompanying Forms of Acceptance.

3 The Offer Period for acceptances and withdrawals will remain open for acceptance until 4:00 p.m. Hong Kong time, or 4:00 a.m. New York City time, on October 28, 2024, unless extended to a later date (in accordance with the terms thereof).

4 Registered holders of ADSs on the books of Computershare will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes applicable to a sale of ADSs to the Joint Offerors.

If you wish to have us accept the Offer in respect of any or all of the ADSs evidenced by ADRs held by us for your account, please so instruct us by completing, executing and returning to us the Instruction Form contained in this letter. If you authorize us to accept the Offer in respect of your ADSs, the Offer will be accepted in respect of all such ADSs unless otherwise indicated in such Instruction Form. Your instructions should be forwarded to us in ample time to permit us to accept the Offer on your behalf before the Offer expires at 4:00 p.m. Hong Kong time, or 4:00 a.m. New York City time, on October 28, 2024, unless extended to a later date.

To withdraw an acceptance in relation to the Offer, you must deliver a written notice of withdrawal with the name of the person who has tendered the Lufax Shares, the number of Lufax Shares to be withdrawn, and bearing the original signature of the relevant accepting Lufax Shareholder or his/her agent(s) duly appointed in writing (evidence of whose appointment satisfactory to the Joint Offerors is produced with the notice of withdrawal) to the Tender Agent before the Expiration Date. The Offer will be deemed not to have been validly accepted in respect of any Lufax Shares acceptances for which have been validly withdrawn.

The specimen Letter of Transmittal is furnished to you for your information only and cannot be used by you to accept the Offer in respect of ADSs held by us for your account.

This document should not be forwarded or transmitted in or into any jurisdiction where to do so would constitute a violation of the relevant laws in such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

Offer to Purchase for Cash

All Ordinary Shares of U.S. Holders and All American Depositary Shares, Each Representing Two Ordinary Shares, to Holders Wherever Located of

Lufax Holding Ltd

for

US$1.127 per Ordinary Share, or

US$2.254 per ADS,

by

An Ke Technology Company Limited and China Ping An Insurance Overseas (Holdings) Limited, each a wholly-owned subsidiary of Ping An Insurance (Group) Company of China, Ltd.

The undersigned acknowledge(s) receipt of your letter and the Offer Document and the related Letter of Transmittal relating to the Offer by the Joint Offerors to purchase, upon the terms and subject to the conditions set forth in the Offer Document and the accompanying Forms of Acceptance, all of the issued and to be issued Lufax Shares and all of the issued ADSs.

This will instruct you to accept the Offer in respect of the number of ADSs evidenced by ADRs indicated below (or, if no number is indicated below, all ADSs) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer Document.

Certain terms used herein and not otherwise defined herein shall have the respective meaning assigned to them in the Offer Document.

Dated ____________, 2024

Number of ADSs to be Tendered*

*	Unless otherwise indicated, it will be assumed that the Offer is to be accepted in respect of all ADSs held by us for your account.

Signature(s)

Name(s)

(Please Type or Print)

Address(es)

(including Zip Code)

Area Code(s) and Telephone Number(s)

Employer Identification or Social Security No(s).

Account Number